                                                                     EXHIBIT 4.8

                                                                           DRAFT
                                                                         12/7/94



                          ACTION OF GENERAL PARTNER
                        OF GEORGIA POWER CAPITAL, L.P.
                                 CREATING THE
                          CUMULATIVE ADJUSTABLE RATE
                 MONTHLY INCOME PREFERRED SECURITIES, SERIES


         Pursuant to Section 6.1 of the Amended and Restated Agreement of Limited Partnership of Georgia Power Capital, L.P. dated as of ____________, 1994 (as amended from time to time, the "Partnership Agreement"), Georgia Power Company, a Georgia corporation, as general partner (the "General Partner") of Georgia Power Capital, L.P., a Delaware limited partnership (the "Partnership"), desiring to state the designations, rights, privileges, restrictions, preferences and other terms and provisions of a new series of Preferred Securities, hereby authorizes and establishes such new series of Preferred Securities according to the following terms and conditions (each capitalized term used but not defined herein having the meaning set forth in the Partnership Agreement):

         1. Designation and Number. ______________ Preferred Securities of the Partnership, with an aggregate liquidation preference of $_________ million ($__,000,000) and a liquidation preference of $25 per Preferred Security, are hereby designated as "Cumulative Adjustable Rate Monthly Income Preferred Securities, Series _____" (hereinafter called the "Series ___ Preferred Securities"). The LP Certificates evidencing the Series ______ Preferred Securities shall be substantially in the form attached hereto as Exhibit A. The proceeds of the Series ____Preferred Securities shall be loaned to the General Partner in return for Adjustable Rate Junior Subordinated Deferrable Interest Debentures, Series _____ (the "Series ____ Junior Subordinated Debentures") in an aggregate principal amount equal to the aggregate liquidation preference of the Series _____ Preferred Securities, bearing interest at an annual rate equal to the annual Dividend rate on the Series _____ Preferred Securities and having certain payment and redemption provisions which correspond to the payment and redemption provisions of the Series _____ Preferred Securities.

         2. Dividends. (a) Dividends on the Series _____ Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable monthly in arrears, on the last day of each calendar month of each year, commencing ____________, 1994, when, as and if available and determined to be so payable by the General Partner, except as otherwise
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described below.  Dividends in arrears for more than one month will bear interest monthly thereon at the rate per annum equal to the dividend rate for each month during the period of arrearage. The term "Dividends" as used herein includes any such interest payable unless otherwise stated. The amount of Dividends payable for any period will be computed for any full monthly Dividend period on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full monthly Dividend period for which Dividends are computed, Dividends will be computed on the basis of the actual number of days elapsed in such period.

         (b) The Dividend rate will be adjusted quarterly. The rate for the initial period from the date of initial issuance to , 1994 will be % per
annum, which is equivalent to $      per Series ___ Preferred Security per
annum. Thereafter, Dividends on the Series ___ Preferred Securities will be payable at the "Applicable Rate" (as defined below) from time to time in effect. Georgia Power Company has the right under the indenture for the Series _____ Junior Subordinated Debentures (the "Indenture") to extend the interest payment period from time to time on the Series _____Junior Subordinated Debentures to a period not exceeding 60 consecutive months (each an "Extension Period") and, as a consequence, monthly Dividends on the Series _____ Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Partnership during any such Extension Period. Prior to the termination of any such Extension Period, Georgia Power Company may further extend such Extension Period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, Georgia Power Company may select a new Extension Period, subject to the above requirements.

         (c) Dividends on the Series __ Preferred Securities must be paid on the date such Dividends are payable to the extent that the Partnership has, on the date such Dividends are payable, (x) funds legally available for the payment of such Dividends and (y) cash on hand sufficient to permit such payments. Dividends on the Series _____ Preferred Securities will be payable to the Holders thereof as they appear on the books and records of the Partnership on the relevant record dates, which, as long as the Series _____ Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Partnership Agreement, each such payment will be made as described under the heading "Description of the Series _____ Preferred Securities--Book-Entry-Only Issuance - The Depository Trust Company" in the prospectus for the Series _____ Preferred Securities. In the event the Series _____ Preferred Securities shall not continue to remain in book-entry-only form, the General Partner shall have the right to select relevant record dates,





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which shall be more than one Business Day prior to the relevant payment dates.
In the event that any date on which Dividends are payable on the Series _____ Preferred Securities is not a Business Day, then payment of the Dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

         (d)     Except as provided below in this paragraph, the "Applicable
Rate" for any quarter (other than the initial period) will be equal to   % of
the Effective Rate (as defined below), but not less than  % per annum nor more
than   % per annum.  The "Effective Rate" for any quarter will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such quarter.
In the event that the Partnership determines in good faith that for any reason:

                 (i) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any quarter, then the Effective Rate for such quarter will be equal to the higher of whichever two of such rates can be so determined;

                 (ii) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate can be determined for any quarter, then the Effective Rate for such quarter will be equal to whichever such rate can be so determined; or

                 (iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate can be determined for any quarter, then the Effective Rate for the preceding quarter will be continued for such quarter.

         Except as described below in this paragraph, the "Treasury Bill Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days immediately preceding the commencement of the quarter for which the dividend rate on the Series __ Preferred Securities is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such





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quarter will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such quarter will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board, or if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that the Partnership determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such quarter will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each Business Day in New York City (or less frequently if daily quotations are not generally available) to the Partnership by at least three recognized dealers in U.S. Government securities selected by the Partnership. In the event that the Partnership determines in good faith that for any reason the Partnership cannot determine the Treasury Bill Rate for any quarter as provided above in this paragraph, the Treasury Bill Rate for such quarter will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Partnership by at least three recognized dealers in U.S. Government securities selected by the Partnership.

         Except as described below in this paragraph, the "Ten Year Constant Maturity Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal





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Reserve Board during the Calendar Period immediately preceding the last ten calendar days immediately preceding the commencement of the quarter for which the dividend rate on the Series __ Preferred Securities is being determined.
In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that the Partnership determines in good faith that for any reason the Partnership cannot determine the Ten Year Constant Maturity Rate for any quarter as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such quarter will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight or more than twelve years from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations are not generally available) to the Partnership by at least three recognized dealers in U.S. Government securities selected by the Partnership.

         Except as described below in this paragraph, the "Thirty Year Constant Maturity Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days immediately preceding the commencement of the quarter for which the dividend





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rate on the Series __ Preferred Securities is being determined.  In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Partnership. In the event that the Partnership determines in good faith that for any reason the Partnership cannot determine the Thirty Year Constant Maturity Rate for any quarter as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations are not generally available) to the Partnership by at least three recognized dealers in U.S. Government securities selected by the Partnership.

         The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest one hundredth of a percent.

         The Applicable Rate with respect to each quarter (other than the initial period) will be calculated as promptly as practicable by the Partnership according to the appropriate method described above. The Partnership will cause each Applicable Rate to be published in a newspaper of general circulation in New York City (or, if such publication is not possible, to be published or circulated to the public in such other manner as the Partnership





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may deem appropriate) before the commencement of the quarter to which it applies and will cause notice of such Applicable Rate to be given to The Depository Trust Company (the "Depository"), New York, New York, the securities depository for the Series ___ Preferred Securities.

         As used above, the term "Calendar Period" means a period of fourteen consecutive calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of ten years; and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of thirty years.

         3. Certain Restrictions on the Partnership. If Dividends have not been paid in full on the Series _____ Preferred Securities, the Partnership shall not:

                 (i) declare, pay, or set aside for payment, any Dividends on any other series of Preferred Securities, unless the amounts of any Dividends declared and paid on any other series of Preferred Securities and on the Series _____ Preferred Securities are on a pro rata basis on the dates such Dividends are paid on such other series of Preferred Securities, so that

                          (x) the aggregate amount of Dividends paid on the Series _____ Preferred Securities bears to the aggregate amount of Dividends paid on such other series of Preferred Securities the same ratio as

                          (y) the aggregate of all accrued and unpaid Dividends in respect of the Series _____ Preferred Securities bears to the aggregate of all accrued and unpaid Dividends in respect of such other series of Preferred Securities; or

                 (ii) redeem, purchase or otherwise acquire any other Preferred Securities;

until, in each case, such time as all accrued and unpaid Dividends on the Series _____ Preferred Securities shall have been paid in full for all Dividend periods terminating on or prior to, in the case of clause (i), such payment and, in the case of





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clause (ii), the date of such redemption, purchase or acquisition.

         4. Liquidation Distribution Upon Dissolution. In the event of any voluntary or involuntary dissolution, winding up or termination of the Partnership, the Holders of the Series _____ Preferred Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to Partners after satisfaction of liabilities of creditors as required by the Act, before any distribution of assets is made to the General Partner, but together with the Holders of every other series of Preferred Securities outstanding, an amount equal to, in the case of Holders of Series _____ Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series _____ Preferred Security plus accrued and unpaid Dividends thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, winding up or termination, Series _____ Junior Subordinated Debentures in an aggregate principal amount equal to the stated liquidation preference of such Series _____ Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Dividends on such Series _____ Preferred Securities, shall be distributed on a pro rata basis to the Holders of the Series _____ Preferred Securities.

         If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable directly by the Partnership on the Series _____ Preferred Securities and on such other series of Preferred Securities shall be paid in cash or in kind on a pro rata basis, so that

              (x) the aggregate amount paid in respect of the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on the other series of Preferred Securities the same ratio as

              (y) the aggregate Liquidation Distribution bears to the aggregate maximum liquidation distributions on the other series of Preferred Securities.

         5. Redemption. (a) The Series _____ Preferred Securities shall be redeemable, at the option of the Partnership in whole or in part from time to time, on or after _______________, 1999, upon not less than 30 nor more than 60 days' notice, at a redemption price of $25 per Series _____ Preferred Security plus an amount equal to accrued and unpaid Dividends thereon to the date fixed for redemption, payable in cash (the "Redemption Price"). In the event that fewer than all the outstanding Series _____ Preferred Securities are to be so redeemed, the Series _____





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Preferred Securities to be redeemed will be selected as described in Section
5(e)(ii) below. If a partial redemption would result in the delisting of the Series _____ Preferred Securities by any national securities exchange or other organization on which the Series _____ Preferred Securities are then listed, the Partnership may only redeem the Series _____ Preferred Securities in whole.

         (b)     If at any time Georgia Power Company (1) pays at maturity or
(2) redeems Series _____ Junior Subordinated Debentures, the proceeds from such payment or redemption of such Series _____ Junior Subordinated Debentures shall be applied to redeem Series _____ Preferred Securities at the Redemption Price upon not less than 30 nor more than 60 days' notice.

         (c) If a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the General Partner shall elect to either (x) cause the Partnership to redeem the Series _____ Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price, within 90 days following the occurrence of such Special Event; provided that, if and as long as at the time there is available to the General Partner the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that has no adverse effect on the Partnership or Georgia Power Company, the General Partner will pursue such measure in lieu of redemption, or (y) dissolve the Partnership and, after satisfaction of creditors as required by the Act, cause Series _____ Junior Subordinated Debentures to be distributed to the Holders of the Series _____ Preferred Securities in liquidation of the Partnership, within 90 days following the occurrence of such Special Event. In the case of a Tax Event, the General Partner may, as an alternative to electing to redeem the Series _____ Preferred Securities or dissolving the Partnership, elect to cause the Series _____ Preferred Securities to remain outstanding.

         "Tax Event" means that the General Partner shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such





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laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of issuance of the Series _____ Preferred Securities, there is more than an insubstantial risk that (i) the Partnership is subject to federal income tax with respect to interest accrued or received on the Series _____ Junior Subordinated Debentures, (ii) the Partnership is subject to more than a de minimis amount of taxes, duties or other governmental charges, or (iii) interest payable by Georgia Power Company to the Partnership on the Series _____ Junior Subordinated Debentures will not be deductible by Georgia Power Company for federal income tax purposes.

         "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Partnership is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of issuance of the Series _____ Preferred Securities; provided that no Investment Company Event shall be deemed to have occurred if the General Partner obtains a written opinion of nationally recognized independent counsel to the Partnership experienced in practice under the 1940 Act to the effect that the General Partner has successfully issued an additional or supplemental irrevocable and unconditional guarantee or taken such other actions as may be necessary so that, in the opinion of such counsel, notwithstanding such Change in 1940 Act Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act. In case of any uncertainty regarding an Investment Company Event, the good faith determination of the General Partner (based on the advice of counsel) shall be conclusive.

         After the date fixed for any distribution of Series _____ Junior Subordinated Debentures, upon dissolution of the Partnership, (i) the Series _____ Preferred Securities will no longer be deemed to be outstanding, (ii) the Depository or its nominee, as the record Holder of the Series _____ Preferred Securities, will receive a registered global certificate or certificates representing the Series ____ Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Series _____ Preferred Securities not held by the Depository or its nominee will be deemed to represent Series _____ Junior Subordinated Debentures having a principal amount equal to the stated liquidation preference of such Series ___ Preferred Securities, and bearing accrued and unpaid





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

interest in an amount equal to the accrued and unpaid Dividends on such Series
___ Preferred Securities until such certificates are presented to Georgia Power Company or its agent for transfer or reissuance.

         (d) The Partnership may not redeem fewer than all the outstanding Series _____ Preferred Securities unless all accrued and unpaid Dividends have been paid on all Series _____ Preferred Securities for all monthly Dividend periods terminating on or prior to the date of redemption.

         (e) Redemption or Exchange Procedures. (i) Notice of any redemption (a "Notice of Redemption") of, or notice of distribution of Series _____ Junior Subordinated Debentures in exchange for, the Series _____ Preferred Securities will be given by the Partnership by mail to each Holder of Series _____ Preferred Securities to be redeemed or exchanged not fewer than 30 nor more than 60 days prior to the date fixed for redemption or exchange thereof; provided, that no such notice shall be required in the case of a redemption of Series _____ Preferred Securities resulting from payment at maturity of the Series _____ Junior Subordinated Debentures as contemplated in paragraph 5(b)(1) above, the redemption date for the Series _____ Preferred Securities being the same as such maturity date in such case. For purposes of the calculation of the date of redemption or exchange and the dates on which notices are given pursuant to this paragraph (e)(i), a Notice of Redemption or notice of distribution shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Holders of Series _____ Preferred Securities. Each Notice of Redemption or notice of distribution shall be addressed to the Holders of Series _____ Preferred Securities at the address of each such Holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or notice of distribution or in the mailing of either thereof with respect to any Holder shall affect the validity of the redemption or exchange proceedings with respect to any other Holder.

         (ii) In the event that fewer than all the outstanding Series _____ Preferred Securities are to be redeemed, the Series __ __ Preferred Securities to be redeemed will be selected in accordance with paragraph (e)(iv) below or, in the event that Series _____ Preferred Securities are not held by the Depository, by lot or in such other manner as the General Partner shall deem fair or appropriate.





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

         (iii) If the Partnership gives a Notice of Redemption in respect of Series _____ Preferred Securities (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably with the Depository funds sufficient to pay the applicable Redemption Price and will give the Depository irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series _____ Preferred Securities. If Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of Holders of such Series _____ Preferred Securities so called for redemption will cease, except the right of the Holders of such Series _____ Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the General Partner nor the Partnership shall be required to register or cause to be registered the transfer of any Series _____ Preferred Securities which have been so called for redemption. In the event that any date fixed for redemption of Series _____ Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. In the event that payment of the Redemption Price in respect of Series _____ Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by Georgia Power Company pursuant to the Guarantee described in the Prospectus for the Series _____ Preferred Securities (the "Guarantee"), Dividends on such Series _____ Preferred Securities will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

         (iv) Redemption or exchange notices shall be sent to the Depository or its nominee. If less than all of the Series _____ Preferred Securities are being redeemed, interests to be redeemed shall be determined in accordance with the Depository's practice which at the date hereof is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

         (v) Under the circumstances described in clause (y) of Section 5(c) above and as of the date fixed for distribution of Series _____ Junior Subordinated Debentures, any LP Certificates representing Series _____ Preferred Securities outstanding shall be deemed to represent the Series _____ Junior Subordinated Debentures to be distributed on such an exchange, and the Series _____ Preferred Securities will no longer be deemed outstanding and may be cancelled by the General Partner. The Series _____

Junior Subordinated Debentures distributed upon such an exchange shall have an aggregate principal amount equal to the aggregate liquidation preference of $25 per security of the Series _____ Preferred Securities so exchanged, and shall bear interest at a rate per annum equal to the annual Dividend rate on such Series _____ Preferred Securities from the last date on which Dividends on such Series _____ Preferred Securities were paid.

         (vi) Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Georgia Power Company or any of its subsidiaries, including the Partnership, may at any time and from time to time purchase outstanding Series _____ Preferred Securities by tender, in the open market or by private agreement. If the Partnership purchases and cancels any Series _____ Preferred Securities, the Series _____ Junior Subordinated Debentures may be repaid in a principal amount equal to the aggregate stated liquidation preference of the Series _____ Preferred Securities so purchased, together with any accrued and unpaid interest on such principal amount of Series ____ Junior Subordinated Debentures.

         6. Voting Rights. (a) Except as provided under paragraph 6(b) below and as otherwise required by law and the Partnership Agreement, the Holders of the Series _____ Preferred Securities will have no voting rights.

         (b) If (i) arrearages on Dividends on the Series _____ Preferred Securities shall exist for 18 consecutive monthly Dividend periods; (ii) an Event of Default (as defined in the Indenture) occurs and is continuing on the Series _____ Junior Subordinated Debentures; or (iii) Georgia Power Company is in default on any of its payment obligations under the Guarantee, then the Holders of the Series _____ Preferred Securities, together with the Holders of any other series of Preferred Securities having the right to vote for the appointment of a special representative of the Partnership and the Limited Partners (a "Special Representative"), in such event, acting as a single class, will be entitled by the vote of a majority in aggregate liquidation preference of such Holders to appoint and authorize a Special Representative to enforce the Partnership's creditor rights under the Series _____ Junior Subordinated Debentures, to enforce the rights of the Holders of the Series ____Preferred Securities under the Guarantee and to enforce the rights of the Holders of the Series _____ Preferred Securities to receive Dividends on the Series _____ Preferred Securities. The Special Representative shall not, by virtue of acting in such capacity, be admitted as a general partner in the Partnership or otherwise be deemed to be a general partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the Holders of 10% in liquidation preference of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the meetings of the Partners will apply with respect to any such meeting. In the event that, at any such meeting, Holders of less than a majority in aggregate liquidation preference of Preferred Securities entitled to vote for the appointment of a Special Representative vote for such appointment, no Special Representative shall be appointed. Any Special Representative appointed shall cease to be a special representative of the Partnership and the Limited Partners if the Partnership (or Georgia Power Company pursuant to the Guarantee) shall have paid in full all accrued and unpaid Dividends on the Preferred Securities or such default or breach, as the case may be, shall have been cured, and the General Partner shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, Georgia Power Company shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period.

         In furtherance of the foregoing, and without limiting the powers of any Special Representative so appointed and for the avoidance of any doubt concerning the powers of the Special Representative, any Special Representative, in its own name, in the name of the Partnership, in the name of the Limited Partners, or otherwise, may institute or cause to be instituted a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's rights directly against Georgia Power Company or any other obligor in connection with such obligations to the same extent as the Partnership and on behalf of the Partnership, and may prosecute such proceeding to judgment or final decree, and enforce the same against Georgia Power Company, or any other obligor in connection with such obligations.

         If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Series _____ Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partner interests in the Partnership ranking, as to participation in the profits or Dividends or in the assets of the Partnership, senior to the Series _____ Preferred Securities), or (ii) the dissolution, winding up or termination of the Partnership, other than (x) in connection with the distribution of Series _____ Junior Subordinated Debentures upon the occurrence of a Special Event or (y) as described in paragraph 8 below, then the Holders of outstanding

Series _____ Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class with all other Holders of series of Preferred Securities similarly affected, and such amendment or proposal shall not be effective except with the approval of the Holders of 66-2/3% in liquidation preference of such outstanding Preferred Securities having a right to vote on the matter; provided, however, that no such approval shall be required if the dissolution, winding up or termination of the Partnership is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, winding up, liquidation or termination of Georgia Power Company.

         The rights attached to the Series _____ Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any further limited partner interests of the Partnership ranking pari passu with the Series _____ Preferred Securities with regard to participation in the profits or Dividends or in the assets of the Partnership. Holders of Series _____ Preferred Securities have no preemptive rights.

         So long as any Series _____ Junior Subordinated Debentures are held by the Partnership, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default that is waivable under Section 6.06 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series _____ Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Series ____ Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of at least 66-2/3% in liquidation preference of all series of Preferred Securities who would be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each Holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each Holder of all series of Preferred Securities who would be affected thereby if its Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall not revoke any action previously authorized or approved by a vote of the Holders of any series of Preferred Securities who would be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall notify all Holders of the Series _____ Preferred Securities of any notice of default received from the Trustee under the Indenture with respect to the Series _____ Junior Subordinated Debentures.

         Any required approval of Holders of Series _____ Preferred Securities may be given at a separate meeting of Holders of Preferred Securities convened for such purpose, at a meeting of all of the Partners in the Partnership or pursuant to written consent. The Partnership will cause a notice of any meeting at which Holders of Series _____ Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of record of Series _____ Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such Holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

         No vote or consent of the Holders of Series _____ Preferred Securities will be required for the Partnership to redeem and cancel Series _____ Preferred Securities in accordance with the Partnership Agreement.

         Notwithstanding that Holders of Series _____ Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series _____ Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series _____ Preferred Securities as a single class at such time that are owned by Georgia Power Company or by any entity more than 50% of which is owned by Georgia Power Company, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

         Holders of the Series _____ Preferred Securities will have no rights to remove or replace the General Partner.

         7. Ranking. So long as any Series _____ Preferred Securities are outstanding, the Partnership will not issue any partnership interests ranking, as to participation in the profits or Dividends or in the assets of the Partnership, senior to the Series _____ Preferred Securities.

         8. Mergers, Consolidations or Amalgamations. The Partnership may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Partnership may, without the consent of the Holders of the Series _____ Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, limited liability company or trust organized as such under the laws of any state of the United States of America provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Partnership under the Series _____ Preferred Securities or
(y) substitutes for the Series _____ Preferred Securities other securities having substantially the same terms as the Series _____ Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and Dividends, and in the assets, of the successor entity, at least as high as the Series _____ Preferred Securities rank with respect to participation in the profits and Dividends, and in the assets, of the Partnership, (ii) Georgia Power Company expressly acknowledges such successor entity as the Holder of the Series _____ Junior Subordinated Debentures, (iii) the Series _____ Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Series _____ Preferred Securities are then listed,
(iv) such merger, consolidation, amalgamation or replacement does not cause the Series _____ Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the Holders of the Series _____ Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the Holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Partnership, (vii) prior to such merger, consolidation, amalgamation or replacement, Georgia Power Company has received an opinion of nationally recognized independent counsel to the Partnership experienced in such matters to the effect that (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, the Partnership and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the Holders of the Series _____ Preferred Securities and (viii) Georgia Power Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

         This written Action shall constitute an Action for purposes of the Partnership Agreement and shall be deemed for all purposes to be a part of the Partnership Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Action of General Partner this ____ day of ______________, 1994.


                                  GEORGIA POWER COMPANY,
                                  GENERAL PARTNER



                                  By:  ________________________________________
                                       Name:
                                       Title: